FOR IMMEDIATE RELEASE	SCOTT J. DUNCAN
FX Energy, Inc.
October 5, 2010	3006 Highland Drive, Suite 206
Salt Lake City, Utah 84106
(801) 486-5555 Fax (801) 486-5575
www.fxenergy.com

FX Energy Signs Agreement on Kutno Prospect; 2011 Well Planned

Salt Lake City, October 5, 2010 – FX Energy, Inc. (NASDAQ: FXEN) today announced the signing of a definitive Joint Operating Agreement with the Polish Oil and Gas Company (“POGC”) covering operations in the Company’s 710,000 acre Kutno concession block in central Poland.  POGC will earn a 50% interest in the block in connection with drilling of the first well; FX will be the operator.

The parties plan to test a previously undrilled 35,000 acre (140 square kilometer) 2-D defined Rotliegend structure at a depth of approximately 19,000 feet (6,000 meters).  The prospect is believed to be the largest undrilled Rotliegend structure on-shore Europe.  Well design and engineering are currently underway with drilling planned in 2011.  FX Energy has the option to hold its full 50% share or farm down its interest further.

Andy Pierce, Vice President of Operations for FX Energy said “The Kutno well is a classic exploration well: high risk, high potential reward.  The Rotliegend has not been penetrated in Poland at this depth, so there are legitimate concerns about reservoir characteristics and gas quality.  On the other hand, the structure is massive; at 35,000 acres it has multi-Tcf gas potential.  In a time of consumer concern over gas supplies in Europe, a multi-Tcf discovery would have real impact.  We are excited to be moving forward on this project.”

About FX Energy

FX Energy is an independent oil and gas exploration and production company with production in the US and Poland.  The Company's main exploration and production activity is focused on Poland's Permian Basin where the gas-bearing Rotliegend sandstone is a direct analog to the Southern Gas Basin offshore England.  The Company trades on the NASDAQ Global Market under the symbol FXEN.  Website  www.fxenergy.com.

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FORWARD-LOOKING STATEMENTS

This report contains forward-looking statements.  Forward-looking statements are not guarantees.  For example, exploration, drilling, development, construction or other projects or operations may be subject to the successful completion of technical work; environmental, governmental or partner approvals; equipment availability, or other things that are or may be beyond the control of the Company.  Operations that are anticipated, planned or scheduled may be changed, delayed, take longer than expected, fail to accomplish intended results, or not take place at all.  Actual production over time may be more or less than estimates of reserves, including proved and P50 or other reserve measures.

In carrying out exploration it is necessary to identify and evaluate risks and potential rewards.  This identification and evaluation is informed by science but remains inherently uncertain.  Subsurface features that appear to be possible traps may not exist at all, may be smaller than interpreted, may not contain hydrocarbons, may not contain the quantity or quality estimated, or may have reservoir conditions that do not allow adequate recovery to render a discovery commercial or profitable.  Forward-looking statements about the size, potential or likelihood of discovery with respect to exploration targets are certainly not guarantees of discovery or of the actual presence or recoverability of hydrocarbons, or of the ability to produce in commercial or profitable quantities.  Estimates of potential typically do not take into account all the risks of drilling and completion nor do they take into account the fact that hydrocarbon volumes are never 100% recoverable.  Such estimates are part of the complex process of trying to measure and evaluate risk and reward in an uncertain industry.

Forward-looking statements are subject to risks and uncertainties outside FX Energy's control.  Actual events or results may differ materially from the forward-looking statements.  For a discussion of additional contingencies and uncertainties to which information respecting future events is subject, see FX Energy's SEC reports or visit FX Energy’s website at www.fxenergy.com.